TEXTRON	Exhibit 99
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-3606 Bill Pitts - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal - 401-457-2362

Textron Delivers Strong First Quarter Results
Reports EPS from Continuing Operations of $1.55 compared to $1.19 a Year Ago
Books 122 New Business Jet Orders
Increases 2007 Expected EPS from Continuing Operations Range by $0.20

Providence, Rhode Island - April 18, 2007 - Textron Inc. (NYSE: TXT) today reported a 30% increase in earnings per share from continuing operations on a 12.6% revenue increase. The company also raised earnings guidance for 2007, reflecting continued expectations of solid top-line growth and strong operational performance.

“We outperformed again this quarter with strong organic revenue growth and improved profitability,” said Textron Chairman, President and CEO Lewis B. Campbell. “Demand for our products and further improvements in enterprise management continue to drive enhanced results,” Campbell added.

First quarter 2007 revenue was $3.0 billion, up 12.6% from last year. First quarter 2007 income from continuing operations was $1.55 per share, compared to $1.19 in the first quarter of 2006. Including discontinued operations, first quarter 2007 net income was $1.53 per share compared to $1.26 a year ago.

The company’s 2007 first quarter results included $25 million of expenses recorded at its Bell segment related to the Armed Reconnaissance Helicopter (“ARH”) program. Bell’s results also include a $28 million reimbursement from the U.S. Government for costs related to Hurricane Katrina.

The company expected first quarter earnings per share from continuing operations of $1.15 to $1.25. The Katrina reimbursement was anticipated in the company’s first quarter outlook, but the ARH charge was not.

Manufacturing cash flow from continuing operations for the quarter was $86 million, resulting in free cash flow of $23 million.

2007 Outlook

The company now expects full-year 2007 earnings per share to be between $6.10 and $6.30, up $0.20 per share from its previous guidance. Second quarter earnings per share are forecasted to be between $1.35 and $1.45 per share. The company expects full-year 2007 free cash flow in the range of $500 - $550 million.

Campbell added, “Continued revenue growth across the portfolio combined with the momentum of our operational improvement initiatives provide us with greater confidence in our outlook for 2007. Add to these factors, further visibility in our aircraft businesses, and our outlook longer-term is clearly positive as well.”

First Quarter Segment Results

Bell

Bell segment revenue increased $156 million due to higher revenue in both the U.S. Government and commercial businesses. Segment profit was up $22 million.

U.S. Government revenue increased $129 million primarily due to higher net volume and mix, the Hurricane Katrina cost reimbursement and acquisition revenues. The largest contributors to the higher volume came from ASV, H-1 and Intelligent Battlefield Systems products, offsetting lower parts, service, JDAM and SFW volumes.

Commercial revenues increased $27 million as higher pricing and acquisitions offset slightly lower volume. Lower Huey II Kit deliveries more than offset increased commercial helicopter deliveries resulting in the lower volume.

Profit in our U.S. Government business increased $12 million. The increase was primarily due to favorable performance, which was partially offset by inflation. The favorable performance reflected the Hurricane Katrina reimbursement and lower H-1 expenses, partially offset by the costs recorded on the ARH program and lower profit rates on the V-22 program.

Commercial profit increased $10 million due to higher pricing and favorable cost performance, partially offset by lower volume, unfavorable product mix and inflation.

Backlog at Bell Helicopter was $2.9 billion at the end of the first quarter, down from $3.1 billion at year-end.

Cessna

Revenues at Cessna increased $99 million primarily due to Citation business jet mix and favorable pricing.

Segment profit increased $38 million as a result of higher pricing and mix, partially offset by inflation and increased development expenses.

Cessna’s backlog increased to $9.0 billion at the end of the first quarter from $8.5 billion at the end of last year.

Industrial

Revenues in the Industrial segment increased $49 million due to favorable foreign exchange, higher volume and pricing, partially offset by the divestiture of non-core product lines.

Industrial segment profit increased $11 million due to improved cost performance, higher pricing and volume, partially offset by inflation.

Finance

Revenues in the Finance segment increased $28 million primarily due to higher average finance receivables and a higher interest rate environment.

Finance segment profit increased $3 million as the benefits from higher finance receivables, higher securitization gains and lower provision for loan losses were partially offset by a residual value impairment charge and lower pricing spreads.

Conference Call Information

Textron will host a conference call Thursday, April 19, 2007, at 9:00 a.m. Eastern time to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (877) 531-2989 in the U.S. or (612) 332-0342 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, April 19, 2007 by dialing (320) 365-3844; Access Code: 841344.

A package containing key data that will be covered on tomorrow’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees.  The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron’s customers or suppliers; [c] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [d] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [e] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [f] the ability to control costs and successful implementation of various cost reduction programs; [g] the timing of new product launches and certifications of new aircraft products; [h] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [i] changes in aircraft delivery schedules or cancellation of orders; [j] the impact of changes in tax legislation; [k] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [l] Textron’s ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [m] Textron's ability to realize full value of receivables; [n] the availability and cost of insurance; [o] increases in pension expenses and other post-retirement employee costs; [p] Textron Financial’s ability to maintain portfolio credit quality; [q] Textron Financial’s access to debt financing at competitive rates; [r] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [s] performance of acquisitions; [t] the efficacy of research and development investments to develop new products; [u] the launching of significant new products or programs which could result in unanticipated expenses; and [v] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron’s supply chain or difficulty in collecting amounts owed by such customers.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K and, where applicable, subsequent Quarterly Reports on Form 10-Q.

TEXTRON INC.
Revenues and Income by Business Segment
Three Months Ended March 31, 2007 and April 1, 2006
(Dollars in millions except per share amounts)
(Unaudited)
	Three Months Ended
	March 31, 2007	April 1, 2006
REVENUES
MANUFACTURING:
Bell	$939	$783
Cessna	968	869
Industrial	847	798
	2,754	2,450
FINANCE	210	182
Total revenues	$2,964	$2,632

PROFIT
MANUFACTURING:
Bell	$91	$69
Cessna	155	117
Industrial	60	49
	306	235
FINANCE	52	49
Segment profit	358	284
Corporate expenses and other, net	(50)	(49)
Interest expense, net	(24)	(22)
Income from continuing operations
before income taxes	284	213
Income taxes	(86)	(55)
Income from continuing operations	198	158
Discontinued operations, net of income taxes (a)	(2)	10
Net income	$196	$168
Earnings per share:
Income from continuing operations	$1.55	$1.19
Discontinued operations, net of income taxes	(0.02)	0.07
Net income	$1.53	$1.26
Average diluted shares outstanding	127,437,000	132,856,000

(a)	The first quarter of 2007 relates to income taxes of discontinued operations. The first quarter of 2006 reflects operating results of the discontinued Fastening Systems business.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	March 31,2007	December 30, 2006
Assets
Cash and cash equivalents	$537	$733
Accounts receivable, net	1,079	964
Inventories	2,342	2,069
Other current assets	462	521
Net property, plant and equipment	1,776	1,773
Other assets	2,509	2,490
Textron Finance assets	8,997	9,000
Total Assets	$17,702	$17,550

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$83	$80
Other current liabilities	2,999	2,914
Other liabilities	2,268	2,329
Long-term debt	1,686	1,720
Textron Finance liabilities	7,988	7,858
Total Liabilities	15,024	14,901

Total Shareholders’ Equity	2,678	2,649
Total Liabilities and Shareholders’ Equity	$17,702	$17,550

Textron Inc.
Calculation of Free Cash Flow
(Dollars in millions)

	Q1 2007	Q1 2006
Net cash provided by operating activities of continuing operations	$86	$128
Less: capital expenditures	(59)	(57)
Plus: proceeds on sale of property, plant and equipment	1	2
Less: capital expenditures financed through capital leases	(5)	(5)
Free cash flow	$23	$68